UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2018

SPHERIX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 11th Floor, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 745-1374

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 19, 2018, Spherix Incorporated (the “Company”) closed its recently announced public offering of common stock for gross proceeds of approximately $3.0 million.  The offering was a shelf takedown off of the Company’s registration statement on Form S-3 (File No. 333-222488) and was conducted pursuant to a placement agency agreement (the “Agreement”) between the Company and Laidlaw & Company (UK) Ltd., the sole placement agent, on a best-efforts basis with respect to the offering (the “Placement Agent”), that was entered into on March 14, 2018. The Company sold 2,222,222 shares of its common stock in the offering at a purchase price of $1.35 per share. The material terms of the offering are described in a prospectus supplement which was filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on March 16, 2018.  The Agreement contains customary representations, warranties and agreements of the Company and the Placement Agent. The Company also agreed in the Agreement to indemnify the Placement Agent against certain liabilities.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the form of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

A copy of the opinion of Ellenoff Grossman & Schole LLP relating to the legality of the securities offered by the Company is attached as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

5.1	Opinion of Ellenoff Grossman & Schole LLP

10.1	Placement Agency Agreement, dated March 14, 2018, between Spherix Incorporated and Laidlaw & Company (UK) Ltd.

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIX INCORPORATED

Date: March 19, 2018	By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer